Exhibit 10.1

FIFTH AMENDMENT TO AGREEMENT

This Fifth Amendment to Agreement (this “Amendment”) is made and entered into to be effective as of September 18, 2008, by and among Las Vegas Gaming, Inc., a Nevada corporation (the “Company”), and IGT, a Nevada corporation (“IGT”).

WHEREAS, the Company and IGT are party to the Agreement dated July 17, 2008 (the “Original Agreement”), as amended by the First Amendment to Agreement dated August 15, 2008, the Second Amendment to Agreement dated August 22, 2008, the Third Amendment to Agreement dated August 29, 2008, and the Fourth Amendment to Agreement dated September 11, 2008 (together with the Original Agreement, the “Agreement”), pursuant to which IGT advanced $1,500,000 to the Company; and

WHEREAS, the Company and IGT desire to further amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.           Defined Terms.  All capitalized terms in this Amendment not otherwise defined herein have the meaning ascribed to such terms in the Agreement.  Unless otherwise specified, all section references in this Amendment refer to sections of the Agreement.

2.           Amendments.  The Company and IGT agree to amend the Agreement as follows:

a.           Finalization of Terms.  Section 2 of the Agreement is hereby amended by deleting the first two sentences of such Section as they currently appear in the Agreement in their entirety and replacing such sentences with the following:

“In the event that IGT and the Company do not execute definitive agreements concerning the Settlement by September 24, 2008, then on October 30, 2008 (a) the Company will issue to IGT 750,000 shares of its common stock, par value $.001 per share, such shares to be duly authorized and validly issued and evidenced by a duly and validly executed share certificate delivered to IGT on such date, and (b) IGT will have the rights set forth below.  If at any time after September 24, 2008, the Company determines to take any action to license or otherwise dispose of any interest in any or all patents owned or controlled by the Company that have one or more claims covering the Company’s PlayerVision-related hardware and firmware (“PVT”) based on the Company’s currently existing technology and patent pool, the Company will first undertake good faith negotiations to enter into an exclusive license with IGT or its designated affiliate on commercially reasonable terms.”

b.           Exclusivity.  Section 11 of the Agreement is hereby amended by deleting the first sentence of such Section as it currently appears in the Agreement in its entirety and replacing such first sentence with the following:

“Except as provided below with respect to the Adline Holdings Network, LLC transaction, the Company hereby covenants and agrees that prior to September 24, 2008 (a) it will not, and will not permit any of its Affiliates (as defined below) to, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any Person (as defined below) in furtherance of such inquiries or to obtain a Competing Transaction, or endorse or agree to endorse any Competing Transaction, or authorize or permit any of the directors, managers, officers or employees of the Company or any investment banker, financial advisor, attorney, accountant or other representative retained by any member of the Company or any Affiliate of any member of the Company to take any such action; and (b) the Company will promptly notify IGT of all relevant terms of any such inquiries and proposals received by any member of the Company, any Affiliate of any member of the Company or any such director, manager, officer, employee, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters, and if such inquiry or proposal is in writing, the Company will promptly deliver or cause to be delivered to IGT a copy of such inquiry or proposal.”

3.           Continuation of the Agreement.  Except as otherwise expressly set forth herein, all other terms and conditions of the Agreement remain in full force and effect without modification.

4.           Governing Law; Jurisdiction.  THIS AMENDMENT WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

5.           Counterparts.  This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which, when taken together, will constitute one and the same instrument.

6.           Invalidity.  In the event that any one or more of the provisions contained in this Amendment or in any other instrument referred to herein is, for any reason, held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability will not affect any other provision of this Amendment or any other such instrument.

7.           Interpretation.  The headings contained in this Amendment are for ease of reference only and shall not affect the meaning or interpretation of this Amendment.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the date first above written.

LAS VEGAS GAMING, INC.

By: /s/ Bruce A. Shepard

Name: Bruce A. Shepard

Title: Chief Financial Officer

IGT

By: /s/ Mark Hettinger

Name: Mark Hettinger

Title: Exec. Dir. Corp. Strategy